Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

Media Contact: Megan Cannell Teleglobe International Holdings, Ltd +1.609.750.3262 megan.cannell@teleglobe.com	Investor Contact: Rick Willett, CFO, Teleglobe; 514.868.7490 Jody Burfening/Carolyn Capaccio Lippert/Heilshorn & Associates Tel: 212.838.3777

Media, Cable and Internet Industry Executive Tom Rogers Joins Teleglobe Board of Directors

AUGUST 19, 2004 - Hamilton Bermuda - Teleglobe International Holdings Ltd (NASDAQ:TLGB) “Teleglobe”, a leading provider of international telecommunications services to Internet service providers and to fixed and mobile network operators, announced today that Tom Rogers, 50, has been elected to fill a vacancy on the Teleglobe Board of Directors, raising the number of directors from 10 to 11. Mr. Rogers, a seasoned media industry executive, currently heads TRget Media LLC, a media industry investment and consulting firm. He will be a Class I director, whose term expires at the annual meeting in 2005.

Liam Strong, president and CEO of Teleglobe stated, “Teleglobe’s board of directors joins me in welcoming Tom. His wealth of experience, particularly as a media industry leader, including the areas of Internet and cable, should provide a significant contribution to the ongoing formation of our long-term plans. The industry’s current transition to IP by cable operators is driving strategic opportunities for Teleglobe’s international customers and, therefore, for Teleglobe. This is an area in which Tom’s expertise will be invaluable. We look forward to working with Tom and to the benefit of his guidance and counsel.”

Among other activities, Mr. Rogers serves on the board of directors of TiVo and recently served as a key mediator in the settlement between New York’s YES regional sports network and Cablevision Systems Corporation. Previously, Mr. Rogers was Chairman and CEO of PRIMEDIA, Inc., one of the world’s largest targeted media and information companies. PRIMEDIA runs a wide range of television and video businesses, operates more than 400 websites, and publishes over 290 magazines.

Prior to his tenure at PRIMEDIA, Mr. Rogers was President of NBC Cable and Executive Vice President of NBC, as well as its chief strategist. He is credited with having been the driving force in the reshaping of General Electric’s NBC from a traditional broadcast company to a highly diversified and integrated mass media company with major interests in many cable program channels, international television services and multiple internet, digital and interactive businesses. Among his many NBC accomplishments, Mr. Rogers founded CNBC, the nation’s leading business news channel, and drove the establishment of MSNBC, the NBC/Microsoft cable channel and Internet joint venture.

About Teleglobe:

Teleglobe International Holdings Ltd is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications. Teleglobe became a public company trading on the Nasdaq under the symbol TLGB with the acquisition of Voice over IP (VoIP) network leader ITXC Corp. on June 1, 2004.

Teleglobe owns and operates one of the world’s most extensive telecommunications networks, reaching over 240 countries and territories with advanced voice, mobile, and data services. Teleglobe is the carrier of choice to more than 1,200 wholesale customers representing the world’s leading telecommunications, mobile operators and Internet service providers.

Carrying over 11 billion minutes per year, and a significant portion of the world’s Internet traffic, Teleglobe’s network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company’s web site at www.teleglobe.com.